Exhibit 99.1

RPM ADJUSTS FULL-YEAR GUIDANCE

•	Fiscal 2009 guidance now reflects a range of $1.75-$1.85 per share versus previous guidance of $1.85 per share

MEDINA, Ohio – October 2, 2008 – RPM International Inc. (NYSE: RPM) today reported that it has changed its outlook for its fiscal 2009 earnings to $1.75 to $1.85 per share, down from prior guidance of approximately $1.85 per share. Financial analysts surveyed by Thomson Financial had forecast, on average, full-year earnings of $1.86 per share for the year ending May 31, 2009.

The announcement was made by Frank C. Sullivan, the company’s president and chief executive officer, during a presentation at the Oppenheimer & Co. Third Annual Industrials Conference. He cited current economic headwinds, sustained volatility in financial markets, weak domestic market conditions for its consumer segment and raw material cost pressure in both segments as the principal reasons behind the revised outlook.

“While it is still early in our fiscal year, the tremendous uncertainty in financial markets and the related potential fallout in the economy at this time suggests that we should temper our guidance for the year,” stated Sullivan. “As we have noted during the past several months, we continue to closely monitor the effects of today’s volatile credit markets and the adverse impact these conditions could have, particularly on our commercial construction markets,” he stated. Excluding an asbestos charge in fiscal 2008 and a resultant lower effective tax rate, net income would have been $1.75 per diluted share in the prior fiscal year.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. Industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.

For more information, contact P. Kelly Tompkins, executive vice president – administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.

# # #

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liabilities, including for asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2008, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.